EXHIBIT 27L1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 44 to the Registration Statement on Form N-4 (No. 033-71686) (the "Registration Statement") of our report dated April 11, 2025 relating to the financial statements of Union Security Life Insurance Company of New York and consent to the use in the Registration Statement of our report dated April 11, 2025 relating to the financial statements of each of the subaccounts of Separate Account A of Union Security Life Insurance Company of New York indicated in our report. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, NY
April 22, 2025